Exhibit (k)(5)

FIGURE TECHNOLOGIES

SERVICES AGREEMENT

This Services Agreement (“Agreement”) is made and entered into by and between Figure Technologies, Inc., a Delaware corporation (“Figure Technologies” or the “Service Provider”), Hamilton Lane Private Assets Fund, a Delaware statutory trust (“Client” or the “Fund”) , and, solely for the purposes of Section 2 of this Agreement, Hamilton Lane Advisors, LLC, a Pennsylvania limited liability company (the “Adviser”) (each a “Party” and together, “Parties”), as of April 12, 2023 (the “Agreement Date”) and is made effective as of the Effective Date (as defined below).

Whereas, the Adviser serves as the investment adviser to the Fund, a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and Client seeks to have its interests originated and transferred on the Provenance blockchain (“Provenance” or “Provenance Blockchain);

Whereas, Figure Technologies has developed certain technological solutions to facilitate the transfer or origination of Fund interests on the Provenance Blockchain and certain administrative services in respect of such Fund interests (“DFS Platform”) as described in this Agreement;

Whereas, Client wishes to appoint Figure Technologies as Service Provider for Class R-DIG Shares, Class I-DIG Shares and Class D-DIG Shares of the Fund to deliver services through the DFS Platform and coordinate as necessary with UMB Fund Services, Inc., the Fund’s Transfer Agent.

Now Therefore, in consideration of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.       Services. Client has retained and appointed as of April 12, 2023 (the “Effective Date”), and hereby confirms the appointment of, Figure Technologies to provide the applicable services ordered by Client as specified on one or more statements of work (“SOW”) as mutually agreed in writing between the Service Provider and Client, and Service Provider agrees to perform such services as set forth herein and as may be reasonably requested by Client from time to time (collectively, the “Services”). The initial SOW is attached hereto. Unless otherwise specified in the applicable SOW, the Services and other information set forth in each SOW will be subject to and governed by the terms of this Agreement.

2.       Invoicing and Payment.

(a)       As sole compensation for the performance of the Services, Fund and/or Adviser will pay Service Provider the fee(s) in the amounts and at the times as set forth in the SOW for the Fund. Any expenses incurred by Service Provider in performing the Services will be the sole responsibility of the Service Provider unless other arrangements are set forth in the applicable SOW. If Service Provider is required to pay any federal, state or local taxes in connection with the provision of the Services provided under this Agreement, such taxes shall be billed to Client and paid by the Fund and/or the Adviser.

(b)       Service Provider acknowledges that the Fund has received an order1 from the U.S. Securities and Exchange Commission (the “SEC”) permitting the Fund to issue multiple classes of shares with varying sales loads and to impose asset-based distribution and/or service fees (the “Order”). Service Provider acknowledges and agrees that a portion of the fee(s) paid by Client to the Service Provider under this Agreement will be paid pursuant to the Fund’s Distribution and Services Plan adopted in compliance with the Order and in accordance with the requirements of Rule 12b-1 under the 1940 Act (the “Plan”). In no event shall the Fund, or any class of shares of the Fund, be required to make any payments to a Service Provider in violation of the Plan or applicable law.

1 Hamilton Lane Private Assets Fund and Hamilton Lane Advisors, L.L.C., Inv. Co. Act Rel. Nos. 33896 (June 17, 2020) (notice) and 33926 (July 14, 2020) (order).

(c)       Service Provider acknowledges that the Fund may be required under the Plan to provide the Board of Trustees of the Fund (the “Board”), and the Board will review, at least quarterly, a written report of the amounts so expended pursuant to the Plan and the purposes for which such expenditures were made. Service Providers agree to furnish the Fund with such information as may reasonably be requested (including, without limitation, periodic certifications confirming the provision of the Services described herein), and will otherwise cooperate with the Fund in connection with preparation of reports to the Board concerning this Agreement and the monies paid or payable by the Fund pursuant hereto, as well as any other reports or filings that may be required by law.

3.       Ownership of Work Product.

(a)       Client agrees that any and all ideas, designs, drawings, notes, computer programs, algorithms, documents, information, materials, improvements and inventions made, conceived, developed, created or first reduced to practice by a Service Provider in the performance of the Services under this Agreement shall be the sole and exclusive property of the Service Provider (the “Work Product”); provided, however, that the Work Product does not include Client Content or any derivatives thereof. Client further agrees that the Service Provider is and shall be vested with all right, title and interest in the Work Product (including any patent, copyright, trade secret or trademark rights) under this Agreement. For the avoidance of doubt, any Client Documents provided to Service Provider shall be considered Client Content (as defined below). “Client Documents” shall mean (1) any prospectus or statement of additional information, including any updates or addendums thereto, (2) any subscription agreement, (3) any investor presentations proposed to be included in the data room; (3) the Fund’s current governing documents and any amendments thereto; and (4) any other materials, information, documents, or presentations that provided by Client in respect of the Offerings for inclusion in the Fund’s listings on the DFS Platform or otherwise provided for distribution to Stakeholders.

(b)       Service Provider agrees to grant and hereby grants to Client a non-exclusive, perpetual, irrevocable, royalty-free and worldwide right to use and reproduce any Work Product and any information or technology, which is: (a) used by Client in connection with Client’s performance under this Agreement, and (b) either owned solely by Service Provider, as evidenced by Service Provider’s records, or licensed to Service Provider with a right to sublicense.

(c)       Client hereby retains all rights, title and interest in any text, data, images, or other materials independently created by Client and uploaded to the DFS Platform or otherwise distributed to Investors at the request of Client or its employees or agents (such information and materials, “Client Content”). Client hereby grants to the Service Provider a worldwide, royalty-free license, (a) to exploit without restriction all feedback regarding the Services provided by Client, subject to the confidentiality obligations in Section 11 below; and (b) to use the Client Content solely to perform its obligations hereunder. The license granted in clause (a) is perpetual and irrevocable, and includes the right to sublicense.

4.       Term.

(a)       This Agreement shall have an initial term of one (1) year; after which the Agreement shall automatically renew for additional consecutive one-year periods unless Client elects not to renew on ninety (90) days’ prior notice or the Service Provider elects not to renew on one hundred eighty (180) days’ notice. In addition, Client may terminate this Agreement upon ninety (90) days’ prior written notice. Except as set forth in Section 8 below, this Agreement may be terminated at any time by the Client or Service Provider upon a material breach of a representation, covenant or term of this Agreement by the other Party which is not cured within forty-five (45) days after the receipt of written notice by the other Party. In the event Client terminates this Agreement, the Service Provider shall cease all work immediately after completion of the Transition Period described below and Client agrees (i) to thereafter promptly pay the Service Provider undisputed fee amounts under the terms of this Agreement for services performed through such termination date, and (ii) to negotiate in good faith to resolve any then-outstanding disputed fee amounts. Notwithstanding anything to the contrary in this Agreement, in the event that Client or Service Provider terminates this Agreement, Client shall not be obligated to pay the Service Provider for any services rendered after the effective date of termination.

(b)       Within thirty (30) days of termination of this Agreement for any reason Client may request, and the Service Provider will make available to Client, one or more electronic files containing all Client Content then in the Service Provider’s possession. Client agrees and acknowledges that, unless Service Provider agrees otherwise, after thirty (30) days following the effective termination date of this Agreement, or if Client’s account is thirty (30) days or more past due, Service Provider will have no obligation to maintain or produce Client Content under this Agreement, and may, in Service Provider’s sole discretion, delete or destroy all copies of Client Content in the Services or otherwise in Service Provider’s possession or control, unless legally prohibited.

(c)       Upon expiration or termination of this Agreement, subject to the transition services in clause (d) below: (i) Client’s and Client Users’ access to the Services will automatically terminate; (ii) Client’s investors’ access to the Services will automatically terminate (such persons, Client’s “Stakeholders”); and (iii) all outstanding payment obligations of Client incurred by Client prior to the effective date of termination or expiration will remain due and payable in accordance with the terms hereof. “Client Users” means individuals who have been supplied user credentials to access the DFS Platform or other Services by Client, or by Service Provider at Client’s request, and may include, without limitation, employees, consultants, contractors, agents, or third parties with which Client transacts business.

(d)       Upon expiration or termination of this Agreement, Service Provider will provide such information, cooperation and assistance to Client, as Client may reasonably request, to ensure an orderly transition to Client or a new service provider.

5.       Client Relationship with Service Provider. Client hereby agrees and understands that:

(a)       The Service Provider is an independent contractor and is not an agent or employee of, and has no authority to, bind Client by contract or otherwise. The Service Provider will perform its Services under the general direction of Client, but Service Provider will determine, in Service Provider’s sole discretion, the manner and means by which such Services are accomplished, subject to the requirement that Service Provider shall at all times comply with applicable law. Client has no right or authority to control the manner or means by which such Services are accomplished.

(b)       While the Services are intended to assist clients regarding certain onboarding and operational matters, Service Provider is not a law firm, and it and its employees are not providing, and cannot provide, legal advice or act as an attorney to Client through the provision of the Services and they should not be viewed as a substitute for advice or services of an attorney. As a result: (i) Service Provider’s employees, contractors, or attorneys who participate in providing the Services expressly disclaim any warranty regarding the Services, including Client’s compliance with applicable US or non-US law; and (ii) no attorney-client relationship or privilege will exist between Client and Service Provider. By executing this Agreement, Client confirms that it agrees to the terms of service included on Service Provider’s website and DFS Platform, as such terms may be updated from time to time.

(c)       Service Provider is not, and while providing the applicable Services will not be acting as, an investment adviser to Client, to Client’s investors, or otherwise.

(d)       The Service Provider retains the right to contract with other companies or entities for the provision of all or certain of the Services to be provided pursuant to this Agreement without restriction, including through delegation via subcontract. Likewise, Client retains a reciprocal right to contract with other companies and/or individuals for the provision of Services without restriction.

(e)       Each Party represents and warrants that: (i) it has the full right, power and authority to enter into this Agreement, to grant the rights and licenses set forth herein, and to perform its obligations hereunder; (ii) this Agreement has been duly executed and delivered and constitutes a valid and binding agreement enforceable against such Party in accordance with its terms; and (iii) no authorization or approval from any third party is required in connection with such Party’s execution, delivery, or performance of this Agreement.

(f)       Each Party represents, warrants, and covenants that:

(i) It will materially comply with all applicable laws in connection with its performance of its obligations under this Agreement;

(ii) The performance of its obligations under this Agreement will not conflict with, violate the terms of, or constitute a default under any law or agreement to which it is bound, including, without limitation, federal and state securities laws (“Applicable Law”) or any other agreement, order, or judgment to which it is bound;

(iii) It agrees to materially comply with all Applicable Law; and

(iv) It has all governmental, self-regulatory and exchange licenses, registrations, memberships, and approvals required to perform its obligations under this Agreement.

(g)       Each Service Provider agrees that it shall maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement. Upon the Fund’s reasonable request, the Service Provider shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the Services.

(h)       The Service Provider agrees to maintain and keep all books, accounts and other records of the Fund that relate to activities performed by the Service Provider hereunder and will maintain and keep such books, accounts and records in accordance with the 1940 Act. In compliance with the requirements of Rule 31a-3 under the1940 Act, the Service Provider agrees that all records which it maintains for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Service Provider further agrees that all records which it maintains for the Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Service Provider shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

(i)       Client hereby makes and agrees to the additional representations and provisions set forth in Appendix A.

6.       Warranty. The Service Provider warrants that:

(a)        its Services hereunder will be of a professional quality conforming to generally accepted industry standards and practices for service providers providing Services herein to investment vehicles similar to the Fund, subject to Section 5(b) hereof; and

(b)       the Services and all technology utilized to provide the Services do not infringe, misappropriate or violate the intellectual property rights of third parties.

7.       Limitations on Warranty. The warranty set forth in Section 6(a) is exclusive and in lieu of other warranties, whether express or implied, including the implied warranties of merchantability and fitness for a particular purpose. In order to receive warranty remedies under Section 6(a), deficiencies in the Services must be reported to the Service Provider in writing within one (1) year after completion of those Services.

8.       Exclusive Remedy. For any breach of the warranty set forth in Section 6(a), Client’s exclusive remedy, and Service Provider’s entire liability, shall be the re-performance of the Services. If Service Provider is unable to perform the Services as warranted, Client shall be entitled to recover any fees paid to the Service Provider for that portion of the deficient Services.

9.       Indemnification.

(a)       The Service Provider, to the extent it is performing Services under this Agreement, will indemnify Client and hold it harmless from and against all claims, damages, losses and expenses, including court costs and reasonable fees and expenses of attorneys, expert witnesses, and other professionals, arising out of or resulting from, or otherwise in respect of, any action by a third party against Client that is based on any claim that any Services performed under this Agreement, or their results, infringe a patent, copyright or other proprietary right or violate a trade secret; provided, however, that Service Provider shall not hold Client harmless from claims to the extent arising out of the negligence or willful malfeasance of Client or its officers, directors, employees or agents.

(b)       Client will indemnify and hold harmless the Service Provider and its affiliates, and their respective directors, officers, members, employees, and agents (each of the foregoing, including Service Provider, being an “Indemnified Person”), from and against any losses, claims, damages, liabilities or expenses (collectively, “Claims”) made by any third party to which any Indemnified Person may become subject, related to, arising out of or in connection with Service Provider’s engagement pursuant to this Agreement, or otherwise in connection with or related to Client’s use of the Services, regardless of whether any pending or threatened Claim, except to the extent that any such Claim resulted primarily from such Indemnified Person’s bad faith, willful misconduct or negligence or to the extent covered by Section 9(a).

10.       Limitation of Liability.

(a)       Client agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Client or any of the respective interest-holders or creditors related to, arising out of or in connection with Service Provider’s engagement under this Agreement, except to the extent that any Claim resulted primarily from such Indemnified Person’s bad faith, willful misconduct or negligence in relation to a portion of the Services to which the warranty set forth in Section 6 applies. Service Provider may rely on all information and data provided to Service Provider by Client and Client’s investors as accurate and complete in the course of Service Provider’s performance of the Services, and Service Provider shall have no liability to Client, the Funds, or any of their respective interest-holders or creditors for any Claim arising out of or in connection with Service Provider’s use or dissemination of inaccurate, incomplete, or misleading information provided to it by Client and/or Client’s investors. In no event shall either Party be liable for any indirect, incidental, punitive, special or consequential damages, including loss of profits, revenue, data, or use, incurred by either party or any third party, whether in an action in contract or tort, even if the other party or any other person has been advised of the possibility of such damages. In no event shall either Party’s liability to the other under this Agreement exceed the amount due or payable under this Agreement. This Section 10(a) shall not apply to indemnification obligations under Section 9(a).

(b)       Except for the obligation to pay money, no Party will be liable for any failure or delay in its performance under this Agreement due to any cause beyond its reasonable control, including without limitation an act of war, terrorism, act of God, earthquake, flood, embargo, riot, sabotage, epidemic or viral outbreak, labor shortage or dispute, or governmental act or failure of the Internet (“Force Majeure”). The delayed Party will give the other Parties prompt notice of such Force Majeure and will use its reasonable commercial efforts to correct such failure or delay in performance.

11.       Nondisclosure; Security.

(a)       Each Party acknowledges that it may acquire information and materials and knowledge from the other Parties (“Disclosing Party”) regarding, without limitation, the business, products, finances, future plans, customers, clients, employees, and service providers of the Disclosing Party and that such knowledge, information and materials acquired, the existence, terms and conditions of this Agreement, and the Work Product, are and will be the trade secrets and confidential and proprietary information (collectively, “Confidential Information”). Confidential Information will not include, however, any information, which is or becomes part of the public domain through no fault of Service Provider, that Client regularly gives to third parties without restriction on use or disclosure, or information and materials that are made available to Stakeholders and potential Stakeholders on the DFS Platform (e.g., purchase agreements, marketing decks, financial reports, and other offering materials) (such materials, “Stakeholder Information”).

(b)       The Parties agree to hold all such Confidential Information in strict confidence, (i) not to disclose it to others or use it in any way, commercially or otherwise, except for any purpose except to exercise its rights and perform its obligations under this Agreement, including by Service Provider in performing the applicable Services, and (ii) not to allow any unauthorized person access to it, either before or after expiration or termination of this Agreement. No Party will authorize the disclosure, either directly or indirectly, of any Confidential Information of the other Parties, except to officers, directors, agents, employees or other representatives of the receiving Party with a need to know, or to its advisors, or prospective investors or purchasers, each subject to a written obligation of confidentiality. Each Party will take reasonable measures to protect the secrecy of, and avoid disclosure and unauthorized use of, the Confidential Information of the other Parties, including, without limitation, implementing and enforcing operating procedures to minimize the possibility of unauthorized use or copying of the Confidential Information, and will take at least those measures that it takes to protect its own most highly confidential information.

(c)       Client may instruct Service Provider to limit certain Stakeholder Information to only to Stakeholders that they fit within the categories Client provides, or only on an “invite-only” basis only to Stakeholders whom Client designates (“Restricted Information”). Service Provider will use commercially reasonable efforts to limit access to such Restricted Information as instructed by Client; however, Service Provider cannot and does not guarantee that Stakeholders with access to Restricted Information will not distribute that information or that there will never be a software bug or a hack that allows unauthorized viewing or access of Restricted Information.

(d)       Unless instructed to not do so in writing, Service Provider may list Client as a customer in its website and in its promotional and marketing materials. Service Provider may collect, usage data derived from Client’s use of the Services (e.g., number of trades, number of log-ins, etc.) for analysis, benchmarking, analytics, marketing, and other business purposes, provided that such data shall be used and otherwise made available only on an anonymous or aggregated basis and that neither Client’s identity nor the identity of any persons associated with Client or Stakeholder(s) is made available or publicly disclosed. For the avoidance of doubt, Service Provider may not disclose Client’s or any Stakeholder’s identity, name, or logo without Client’s prior express consent.

(e)       The Service Provider has implemented and will maintain throughout the term of the Agreement technical, physical, administrative and organizational safeguards designed to protect the confidentiality, security, and integrity of Client’s Confidential Information and other data, including measures aimed at protecting such information against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access, and against all other unlawful forms of processing. Service Provider will comply with all regulations and industry standards, including, but not limited to, Regulation S-P adopted by the SEC, and state security breach notification laws, to the extent applicable.

(f)       In the event of any breach or suspected breach of security with respect to access to any Client data, the Service Provider shall notify Client of the details of the suspected breach within seventy-two (72) hours from the date the breach is detected. The Service Provider shall cooperate with any investigation by Client, its affected customers or third party regulators or law enforcement. In any event, the Service Provider shall promptly take all necessary and appropriate corrective actions to terminate the unauthorized access. The Service Provider shall be responsible for all costs and expenses, including notification costs and costs relating to third party claims and regulatory fines, incurred by Client as a result of the security breach.

12.       Miscellaneous.

(a)       Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California without regard to conflict of laws principles thereof.

(b)       Consent to Service. Each Party irrevocably consents to the service of process by registered or certified mail, postage prepaid, to it at its address as set forth in Section 12(d) to this Agreement.

(c)       Submission to Jurisdiction. With respect to any claim arising out of this Agreement, each party (i) irrevocably submits to the nonexclusive jurisdiction of the courts of the State of California and the United States District Court located in the city of San Francisco, and (ii) irrevocably waives (I) any objection which it may have at any time to the laying of venue of any suit, action or proceeding arising out of or relating hereto brought in any such court, (II) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum, and (III) the right to object, with respect to such claim, suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such Party.

(d)       Notice. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery, upon acknowledgment of receipt of electronic mail, or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the following address:

If to Service Provider: Figure Technologies, Inc. 650 California Street, Suite 2700 San Francisco, California 94108 Attention: Digital Fund Services Email: dfsinfo@figure.com	If to Client: Attention: General Counsel Hamilton Lane Private Assets Fund c/o Hamilton Lane Advisors, LLC 110 Washington St Suite 1300 Conshohocken, PA 19428Email: hl_paf@hamiltonlane.com

(e)       Survival. The following Sections shall survive the termination of this Agreement for any reason: Section 3 (Ownership of Work Product); Section 5 (Relationship with Service Provider); Section 7 (Limitations on Warranty); Section 8 (Exclusive Remedy); Section 9 (Indemnification); Section 10 (Limitation of Liability); Section 11 (Nondisclosure); Section 12(a) (Governing Law); and this Section 12(e) (Survival).

(f)       Severability. In the event any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force and effect.

(g)       Assignment. No Party shall have the right to assign any of its respective rights or delegate any of its duties without the express written consent of the other Parties other than as set forth in Section 5(d) in respect of Service Provider; provided, however, that in the event that Service Provider establishes a partnership, company or other entity that is controlled by, controlling, or under common control with the Service Provider, one purpose of which is to provide the Services, Service Provider may assign all or some of the rights, benefits, and/or duties set forth in this Agreement to such partnership, company or other business entity that is controlled by, controlling, or under common control with the Service Provider without the prior written consent of Client. Aside from the foregoing or as set forth in Section 5, any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall be void and shall constitute a breach and a default by that Party. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

(h)       Entire Agreement. This Agreement, together with Appendix A and the Statements of Work, constitutes the complete agreement between the parties and supersedes all previous agreements or representations, whether written or oral, with respect to the subject matter described herein. The waiver by any Party of any default or breach of this Agreement, shall not constitute a waiver of any other or subsequent default or breach. This Agreement may not be modified or amended except in writing signed by a duly authorized representative of each Party. It is expressly agreed that any terms and conditions of Service Provider’s invoices shall be superseded by the terms and conditions of this Agreement. This Agreement may be executed in signed counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument. Any use of an electronic signature in connection with the execution of this Agreement indicates an intent by the signing party to be bound by the terms of this Agreement.

[Remainder of Page Left Intentionally Blank]

In Witness Thereof, the parties hereto have executed this Agreement as of the Agreement Date.

Service Provider:

Figure Technologies, Inc.

By:	/s/ June Ou
Name:	June Ou
Title:	President, Figure Technologies, Inc.

Fund:

Hamilton Lane Private Assets Fund

By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Secretary

Solely for the purposes of Section 2 of this Agreement, Adviser:

Hamilton Lane Advisors, LLC

By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Authorized Person

[Signature Page to Figure Services Agreement]

Appendix A – Certain Representations Regarding The Services

▪	Fees and Expenses.

o	Client may request additional services, additional processing, or special reports which are not contemplated by this Agreement. If Service Provider elects to provide such services or arranges for such services to be provided, it shall be entitled to additional fees and expenses at its customary rates and charges as agreed upon by the Parties, and Client will provide such specifications, requirements, and/or documentation as may be reasonably required by Service Provider to perform such additional services.

o	All fees payable under this Agreement (“Fees”) are non-refundable. Fees are to be billed and shall be due and payable upon receipt of the invoice for such Fees. Upon any termination of the provision of Services under this Agreement by Client before the end of the applicable payment period, the Fees for such full payment period will still apply and will not be refundable.

o	Service Provider reserves the right at any time to modify Fees applicable to any new Services requested under this Agreement (e.g., a new offering occurring after the initial Offering). Service Provider may also modify Fees if, in Service Provider’s reasonable opinion, the stage or profile of Client’s company requires more complicated services than reasonably anticipated; provided that Service Provider will provide Client with advance notice of any proposed Fee increase.

o	Client acknowledges and agrees that, in order to use the Services, it may be required to use one or more payment processing interfaces or programs provided by Service Provider or a third-party vendor, and Client may be required to agree to additional terms required for payment processing.

▪	Client agrees that, throughout the term of this Agreement it will: (a) inform Service Provider of any concerns or red flags identified in connection with the Investors and potential Investors under AML Laws (as defined below), or of any other suspicious activity that has come to Client’s attention regarding any Investor; and (b) work to ensure Service Provider be given such information as reasonably is required for it to perform the Services.

▪	Client shall promptly furnish to Service Provider such copies, properly certified or authenticated as necessary, of contracts, documents and other related information that Service Provider, or any parties contracted by Service Provider to perform this Agreement, may reasonably request or require to properly discharge its duties. Such documents may include but are not limited to the following: (a) actions of or on behalf of Client authorizing the appointment of Service Provider to provide certain services to Client and approving this Agreement; and (b) Client’s Charter and By-Laws (or equivalent).

▪	Any information, materials, or Offering documents, to the best of Client’s knowledge and control, do not infringe, violate, or misappropriate any patent, copyright, trademark, trade secret, moral, privacy, or other proprietary or intellectual property right of any other third party.

▪	Service Provider will maintain the Investor information and any other information relating to the Services contemplated herein, both on behalf of Client and, as applicable, to satisfy Service Provider’s own record-keeping and retention requirements, in such form and manner as Service Provider may deem appropriate or advisable, provided records are maintained as required in this Agreement.

▪	Service Provider may assume the authenticity and accuracy of any document or information provided by a prospective Investor or Investor without verification unless, in the sole discretion of Service Provider, the same on its face appears not to be genuine. In the event of delay or failure by a prospective Investor or Investor to produce any information required by the purchase or similar agreement of Client or requested by Service Provider, Service Provider may refuse to complete the Investor onboarding process until the applicable information has been provided.

Appendix A - 1

▪	In performing the Services, Service Provider shall be entitled to rely on any oral or written instructions, notices or other communications, including electronic transmissions, from Client and its officers and members, agents and other service providers which Service Provider reasonably believes to be genuine, valid and authorized.

▪	Client understands and agrees that Service Provider may require Client, Client Users, and Stakeholders, and Investors to agree to Service Provider’s end user terms, currently available at https://www.figure.com/terms and Service Provider’s Privacy Policy, available at https://www.figure.com/privacy/ and at together, as they may be amended from time to time, the “Terms of Use”), in order to use the DFS Platform and other portions of Service Provider’s platform and services. Service Provider will have no obligation to permit any user to access or use the DFS Platform and other portions of Service Provider’s platform and services if such user does not agree to the Terms of Use. Notwithstanding anything to the contrary in the foregoing Terms of Use, the Service Provider shall only use the personally identifiable information collected from or about Client Users and Stakeholders and Investors to perform the Services on Client’s behalf. Service Provider shall not send or display any advertising or marketing materials to – or conduct any surveys, polls or comparable with – Client Users or Stakeholders or Investors except as pre-approved by Client.

▪	Client will not, and will not authorize any person to, directly or indirectly: (i) copy, modify, translate, adapt, or create derivative works created through the Services (including all technology or data constituting or used to provide the Services) or Service Provider’s data; (ii) decompile, disassemble, reverse engineer or attempt to reconstruct or discover any elements of the Services; (iii) write or develop any program based upon the Services; (iv) sell, rent, lease, transfer any rights in, or sublicense any Work Product other than to its affiliates, Client Users and Stakeholders and Investors; (v) redistribute Work Product to, or allow access to the Services by, any third party other than authorized Client Users and Stakeholders and Investors; (v) knowingly transmit or upload unlawful, infringing or harmful data or code to the DFS Platform (including in Client Content) or to any other of Service Provider’s technology platforms; (vi) replicate significant portions of the Services; (vii) access the Services in order to build a competitive solution or to assist someone else to build a competitive solution; or (viii) otherwise use the Services in violation of this Agreement or any use restrictions provided in writing to Client. The foregoing restrictions will apply to the maximum extent permitted by applicable law.

▪	Client will at all times comply with all federal, state, and local laws, ordinances, regulations, and orders that are applicable to its use of the Services and to Client’s performance under this Agreement, including without limitation those related to data privacy, international communications, and the exportation of technical or personal data from locations other than the location from which Service Provider controls and operates the Services.

▪	Client shall be solely responsible for the accuracy and legality of Client Content, the means by which it acquires and uses such Client Content (including, without limitation, with respect to confidential information contained therein, its compliance with, or sufficiency in light of, applicable securities or other laws, and intellectual property rights), and Client has obtained all rights in the Client Content necessary to permit its use on the DFS Platform and to otherwise permit Service Provider’s compliance with its obligations under this Agreement.

▪	Client shall be solely responsible for any acquisition, implementation, support, or maintenance of third-party products or services purchased or otherwise used by Client that may interoperate with the Services.

▪	Client gives Service Provider and its affiliates and agents a non-exclusive, worldwide, royalty-free, fully paid-up, irrevocable and perpetual license to access, display, distribute, use, copy, maintain the name and logo of Client on the DFS Platform and the Service Provider’s and its affiliates websites, and in other internal or public materials regarding or promoting any of the Service Provider’s and/or its affiliates’ services; provided, however, that each such use of the name and logo of Client must be pre-approved in writing by Client.

▪	Client shall be responsible for Client Users’, Stakeholders’, and Investors’ compliance with the Agreement and any additional agreements, written or verbal, that may arise between the Parties.

Appendix A - 2

STATEMENT OF WORK

Schedule A – Services

Name of Fund: Hamilton Lane Private Assets Fund

Figure Technologies, Inc.:

▪	Onboard the Offering to the Figure DFS Platform,

▪	Collaborate with Client to curate content for the Offering “summary” and “product” pages, including a document/data room for Client to showcase content to potential investors in the Offering (“Investors”), containing offering materials and offering closing documents; provided that Service Provider shall not post any such content without Client’s prior approval.

▪	Onboard Client to the DFS Platform via an administrative portal to enable Client to manage the Offering, including via assigning allocations, and communicating with Investors.

▪	Interface with Investors and potential Investors to assist them with onboarding onto the DFS Platform, including assisting Investors with opening and managing their digital wallets.

▪	Provide technology and user support for entering orders and subscriptions for the Offering.

▪	Facilitate the recording of Fund interest issuances and transactions onto Provenance and notify the client and the Fund’s administrator and transfer agent in the case of an error in the recording of a Digital Fund Shares transaction by Figure and work to reconcile Figure’s records against their database.

▪	Provide technology and user support for managing Fund capital transactions, such as repurchases of Shares pursuant to written tenders, and distributions.

▪	Manage necessary coordination activity and integrations with other service providers, including, without limitation, the Fund’s administrator and transfer agent.

▪	Permit Investors, meeting the eligibility requirements set forth in the Fund’s offering documents, to access and use the DFS Platform. as it relates to its functions and capabilities enabling a subscription to the Fund.

▪	Cover gas fees paid in Hash for all Digital Fund Share transactions for a minimum period of six months following the Services Commencement Date (as defined in Schedule B) and notify Client should the incurrence of said fees be assumed by Investors.

Schedule A - 1

STATEMENT OF WORK

Schedule B – Fees

[Redacted]

Schedule B - 1